Exhibit 99.1

Popular, Inc. Announces First Quarter 2018 Financial Results

  Net income of $91.3 million for the first quarter of 2018, compared to a net loss of $102.2 million and an adjusted net income of $66.2 million for Q4 2017
  Net interest margin of 3.89% in Q1 2018, compared to 3.90% in Q4 2017
  Credit Quality (excluding “covered” loans):
    Non-performing loans held-in-portfolio (“NPLs”) increased by $55.8 million from Q4 2017; NPLs to loans ratio at 2.5% vs. 2.3% in Q4 2017;
    Net charge-offs (“NCOs”) decreased by $41.1 million; NCOs at 0.90% of average loans held-in-portfolio vs. 1.61% in Q4 2017;
    Provision expense of $69.3 million vs. $70.0 million in Q4 2017;
    Allowance for loan losses of $607.0 million vs. $590.2 million in Q4 2017; allowance for loan losses to loans held-in-portfolio at 2.52% vs. 2.43% in Q4 2017; and
    Allowance for loan losses to NPLs at 100.0% vs. 107.1% in Q4 2017.
  Common Equity Tier 1 ratio of 16.83%, Common Equity per Share of $49.07 and Tangible Book Value per Share of $42.61 at March 31, 2018

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--April 24, 2018--Popular, Inc. (the “Corporation,” “Popular,” “we,” “us,” “our”) (NASDAQ:BPOP) reported a net income of $91.3 million for the first quarter ended March 31, 2018, compared to a net loss of $102.2 million for the quarter ended December 31, 2017. The results for the fourth quarter of 2017 included a non-cash income tax expense of $168.4 million, due to the impact of the Tax Cuts and Jobs Act on the Corporation’s U.S. deferred tax asset.

Ignacio Alvarez, President and Chief Executive Officer, said: “We are pleased with the results for the first quarter, which demonstrate the continuing recovery of Puerto Rico and the resiliency of our earnings power. Top line revenue was strong, with higher net interest income and non-interest income returning to pre-hurricane levels. Our credit quality metrics remain stable, although they still reflect the impact of Hurricane Maria and the end of the loan moratoriums. Our U.S. operations once again delivered loan growth and strong credit quality metrics.”

Earnings Highlights

(Unaudited)	Quarters ended
(Dollars in thousands, except per share information)	31-Mar-18	31-Dec-17	31-Mar-17
Net interest income	$393,047	$387,216	$362,098
Provision for loan losses – non-covered loans	69,333	70,001	42,057
Provision (reversal) for loan losses – covered loans [1]	1,730	1,487	(1,359)
Net interest income after provision for loan losses	321,984	315,728	321,400
FDIC loss-share (expense) income	(8,027)	2,614	(8,257)
Other non-interest income	121,524	83,517	124,126
Operating expenses	322,002	321,955	311,318
Income before income tax	113,479	79,904	125,951
Income tax expense	22,155	182,058	33,006
Net income (loss)	$91,324	$(102,154)	$92,945
Net income (loss) per common share - Basic	$0.89	$(1.01)	$0.89
Net income (loss) per common share - Diluted	$0.89	$(1.01)	$0.89

[1] Covered loans represent loans acquired in the Westernbank FDIC-assisted transaction that are covered under the FDIC loss sharing agreement.

Significant Events

Agreement to acquire Wells Fargo’s Auto Finance Business in Puerto Rico

On February 14, 2018, we announced that Banco Popular, our Puerto Rico banking subsidiary, agreed to acquire certain assets and liabilities related to Wells Fargo’s auto finance business in Puerto Rico for a cash purchase price of approximately $1.7 billion. Notwithstanding our expectation that further regulatory approvals would not be necessary, we now anticipate that regulatory approval will be required to consummate the transaction. Transaction economics will not be impacted. Although there can be no guarantee that regulatory approval will be received, we continue to anticipate that the transaction will close during the second quarter of 2018.

Name Change and rebranding of Popular’s U.S. Operations

On April 9, 2018, the Corporation’s U.S. banking subsidiary changed its legal name from Banco Popular North America to Popular Bank and will operate under the name Popular. The new name aligns with Popular’s strategic initiatives, expanded capabilities and the launch of several business platforms designed to attract diverse consumer and business segments in the markets we serve in the U.S. As a result of the rebranding initiative, the Corporation now operates under a single brand, “Popular”, throughout all its regions – United States mainland, Puerto Rico and the U.S. and British Virgin Islands.

Adjusted results – Non-GAAP

The Corporation prepared its Consolidated Financial Statement using accounting principles generally accepted in the U.S. (“U.S. GAAP” or the “reported basis”). In addition to analyzing the Corporation’s results on the reported basis, management monitors the “Adjusted net income” of the Corporation and excludes the impact of certain transactions on the results of its operations. Management believes that “Adjusted net income” provides meaningful information to investors about the underlying performance of the Corporation’s ongoing operations. “Adjusted net income” is a non-GAAP financial measure.

No adjustments are reflected for the first quarter of 2018.

(Unaudited)
	Quarter ended
(In thousands)	31-Dec-17
		Income tax	Impact on net
	Pre-tax	effect	loss
U.S. GAAP Net loss			$(102,154)
Non-GAAP Adjustments:
Impact of the Tax Cuts and Jobs Act[1]	-	168,358	168,358
Adjusted net income (Non-GAAP)			$66,204
[1]On December 22, 2017, the Tax Cuts and Jobs Act ("the Act") was signed into law by the President of the United States. The Act, among other things, reduced the maximum federal corporate tax rate from 35% to 21%. The adjustment reduced the DTA related to the Corporation's U.S. operations as a result of a lower realizable benefit at the lower tax rate.

Net interest income

Net interest income for the quarter ended March 31, 2018 was $393.0 million, compared to $387.2 million for the previous quarter. Net interest margin was 3.89% for the quarter compared to 3.90% for the previous quarter. The impact of having two less days in the quarter resulted in a reduction of $5.7 million in net interest income.

The increase of $5.8 million in net interest income was mainly related to the following:

Positive variances:

  Higher income from money market, trading and investments by $10.2 million due to a higher average volume of funds available to invest as a result of higher balance of deposits at Banco Popular de Puerto Rico (“BPPR”) and a higher yield by 15 basis points caused by the increase in rates at the end of 2017 and during the third week of March; and
  higher income from commercial and construction loans by $5.1 million due to higher yields (mostly in variable rate loans) as a result of increases in market rates and higher fees from prepaid loans in Popular Bank (“Popular U.S.”). Also, commercial and construction loan growth quarter over quarter in Popular U.S. contributed to the higher income.

Negative variances:

  Lower income from consumer loans by $7.7 million, or 62 basis points, mainly on BPPR’s credit card portfolio due to higher reserves for uncollectible interest and fees and lower average volume; and
  higher cost of interest bearing deposits by $1.7 million, or 3 basis points, due mainly to higher average balance of NOW accounts from the P.R. government

BPPR’s net interest income amounted to $332.3 million for the quarter ended March 31, 2018, compared to $328.8 million in the previous quarter. The increase of $3.5 million in net interest income was mainly due to higher income from money market, trading and investment securities resulting from higher volumes and yields, as previously stated. Higher yields on the commercial loans portfolio were mostly due to the increase in rates of the variable portfolio as a result of the increase in market rates. These positive results were partially offset by a lower yield from the credit card portfolio and higher interest expense on deposits. The net interest margin for the first quarter of 2018 was 4.14%, a decline of 7 basis points when compared to 4.21% for the previous quarter. The decrease in net interest margin was due to the composition of earning assets, which has shifted towards lower yielding assets as a result of higher balances of Fed Funds and investment securities, and lower yields on the credit card portfolio due to higher reserves for uncollectible interest and fees as noted above. BPPR’s earning assets yielded 4.49%, compared to 4.54% in the previous quarter, while the cost of interest bearing deposits was 0.47%, or four basis points higher than the 0.43% reported in the previous quarter.

The net interest income for Popular U.S. was $75.0 million, for the quarter ended March 31, 2018, compared to $72.7 million in the previous quarter. The increase of $2.3 million in net interest income was mainly due to higher volume and yields on commercial and construction loans, partially offset by the related funding costs. Net interest margin for the quarter increased 15 basis points to 3.61%, compared to 3.46% for the previous quarter. The increase in net interest margin was mostly due to higher yields in the commercial and construction loans portfolios and higher fees collected on prepaid loans. Popular U.S. earning assets yielded 4.45% compared to 4.28% in the previous quarter, while the cost of interest bearing deposits was 1.00% compared to 0.99% in the previous quarter.

Non-interest income

Non-interest income amounted to $113.5 million for the quarter ended March 31, 2018, compared to $86.1 million for the previous quarter. The favorable variance of $27.4 million in non-interest income was primarily driven by:

  Higher service charges on deposits accounts by $2.6 million due to higher fees on transactional cash management services;
  higher other service fees by $12.2 million, mainly at BPPR, resulting from higher interchange income due to customer activity in Puerto Rico normalizing during the quarter after the effect of the 2017 hurricanes and higher credit card late fees due to higher delinquencies and the reinstatement of these fees after the expiration of the moratorium period granted as part of the Corporation’s hurricane relief efforts;
  higher income on mortgage banking activities by $13.9 million due to higher mortgage servicing fees by $2.6 million driven by an increase in mortgage payment activity after the expiration of the moratorium period; lower unfavorable fair value adjustments on mortgage servicing rights by $8.0 million; and higher trading account profit by $2.5 million, mainly due to higher realized gains on closed derivatives positions;
  favorable variance in adjustments to indemnity reserves of $8.1 million, which for the previous quarter included $3.4 million in additional estimated losses related to the hurricanes; and
  higher other operating income by $1.9 million mainly due to higher gains on sales of daily rental units by $0.9 million; higher net earnings from the portfolio of investments under the equity method by $0.6 million; and higher daily rental revenues by $0.5 million.

These positive variances were partially offset by:

  Unfavorable variance in net losses on equity securities of $0.7 million mainly due to an impairment of $0.5 million recorded during the quarter; and
  unfavorable variance on the FDIC loss-share expense by $10.6 million mainly due to an unfavorable change in the true-up payment obligation by $8.1 million as a result of a decrease in the discount rate, higher mirror accounting on recoveries on covered assets by $1.2 million and lower mirror accounting on credit impairment losses by $1.1 million.

Refer to Table B for further details.

Financial Impact of the 2010 FDIC-Assisted Transaction

(Unaudited)	Quarters ended
(In thousands)	31-Mar-18	31-Dec-17	31-Mar-17

Income Statement
Interest income on WB loans	$35,942	$36,012	$38,182
Total FDIC loss-share (expense) income	(8,027)	2,614	(8,257)
Provision for loan losses- WB loans	21,699	2,501	(499)
Total income less provision for loan losses	$6,216	$36,125	$30,424

Balance Sheet
WB loans	$1,680,869	$1,706,140	$1,808,057
FDIC loss-share asset	44,469	45,192	58,793
FDIC true-up payment obligation	170,970	164,858	160,543

See additional details on accounting for the 2010 FDIC-Assisted transaction in Table O.

Operating expenses

Operating expenses amounted to $322.0 million for the first quarter of 2018, an increase of $0.1 million when compared to the fourth quarter of 2017. The most notable variances within operating expenses were the following:

  Higher personnel cost by $7.5 million mainly due to the grant of employee restricted stock and performance share awards during the quarter and higher unemployment and social security tax expenses, which are historically higher during the first quarter of the year; and
  higher professional fees by $3.5 million mainly associated with higher legal and other consulting fees.

These increases were partially offset by:

  Lower business promotion expenses by $6.3 million, mainly as a result of lower advertising and promotion expenses as compared to the fourth quarter of 2017, when the Corporation incurred in certain hurricane-related expenses, and lower consumer reward program expense;
  lower OREO expenses by $1.2 million due to higher gains on sale on mortgage properties at BPPR and limited inflow activity as a result of the loan moratorium;
  lower credit and debit card processing, volume, interchange and other expenses by $2.2 million as a result of a contingent incentive received for exceeding volume targets; and
  lower other operating expenses by $1.1 million mainly as a result of lower sundry losses by $1.7 million.

Full-time equivalent employees were 7,808 as of March 31, 2018, compared to 7,784 as of December 31, 2017.

For a breakdown of operating expenses by category refer to table B.

Income taxes

For the quarter ended March 31, 2018, the Corporation recorded an income tax expense of $22.2 million, compared to $182.1 million for the previous quarter. The results for the previous quarter included an income tax expense of $168.4 million from the write down of the deferred tax asset (“DTA”) related to the Corporation’s U.S. operations resulting from the enactment of the Tax Cuts and Jobs Act in December 2017 (the “TCJA”), which reduced the maximum federal corporate tax rate from 35% to 21%. The TCJA contains other provisions which became effective on January 1, 2018 and which may impact the Corporation’s tax calculations and related income tax expense in future years. Management continues to evaluate the impact of the TCJA in future periods and may make further adjustments as a result of additional analysis and guidance issued on the legislation. At March 31, 2018, the Corporation had DTA amounting to $1.0 billion, net of a valuation allowance of $0.5 billion. The DTA related to the U.S. operations was $0.3 billion, net of a valuation allowance of $0.4 billion.

The effective tax rate of the Corporation is impacted by the composition and source of its taxable income. The effective tax rate for the first quarter of 2018 was of 20%. For the year 2018, the Corporation expects its consolidated effective tax rate to be approximately 22%.

Credit Quality

The first quarter metrics reflect higher inflows into NPLs and total non-performing loans, largely attributed to the end of the payment moratorium granted to certain consumer and commercial borrowers as a result of the 2017 hurricanes. The Corporation continues to monitor credit quality trends given the uncertainties that remain regarding the full effect of the hurricanes on its loan portfolios and the pace of recovery in Puerto Rico from the impact of the storms. The U.S. operation continued to reflect strong growth and favorable credit quality metrics, except in the case of its taxi medallion portfolio acquired from the FDIC in the assisted sale of Doral Bank, which continues to reflect the pressure on medallion collateral values, particularly in the New York City metro area. The following presents asset quality results for the first quarter of 2018:

  Inflows of NPLs held-in-portfolio, excluding consumer loans, increased by $97.8 million quarter-over-quarter, mainly driven by higher inflows in the P.R. mortgage portfolio of $106.5 million, prompted by the end of the payment moratorium.
  In consumer lending, delinquencies are near pre-hurricane levels except for the credit cards portfolio, which has experienced an increase in delinquency partly related to some customer balances becoming over-limit due to interest accumulated during the payment moratorium period. As a result of the interest accumulation, the minimum payment for these customers has increased as the Corporation requires payments to bring the balance to the approved limit.
  Total non-performing loans held-in-portfolio increased by $55.8 million from the fourth quarter of 2017, driven by higher P.R. mortgage NPLs of $51.3 million, primarily due to certain customers still being evaluated for post-moratorium loss mitigation options. At March 31, 2018, the ratio of NPLs to total loans held-in-portfolio stood at 2.5% compared to 2.3% in the fourth quarter of 2017.
  Net charge-offs decreased by $41.1 million from the fourth quarter of 2017, as the prior quarter was impacted by a $31.6 million charge-off related to the U.S. taxi medallion portfolio for which the Corporation charged off $7.6 million during the first quarter of 2018. The P.R. segment decreased by $17.9 million, mainly as a result of lower mortgage net charge-offs (“NCOs”) of $10.3 million. Higher NCO activity in fourth quarter of 2017 was due to suspended collection efforts after the hurricanes. The Corporation’s ratio of annualized NCOs to average non-covered loans held-in-portfolio was at 0.90%, compared to 1.61% in the fourth quarter of 2017. Refer to Table J for further information on net charge-offs and related ratios.
  The allowance for loan losses increased to $607.0 million, up $16.8 million from the fourth quarter of 2017. The P.R. segment ALLL increased by $15.5 million, mostly driven by an increase in the allowance with respect to a single commercial borrower, in part offset by a downward adjustment to the estimated losses of $7.5 million, associated with Hurricane Maria. The U.S. segment ALLL increased by $1.3 million when compared to the previous quarter.
  The general and specific reserves related to non-covered loans totaled $490.0 million and $117.0 million, respectively, at quarter-end, compared with $481.1 million and $109.1 million, respectively, as of December 31, 2017. The ratio of the allowance for loan losses to loans held-in-portfolio was 2.52% in the first quarter of 2018, compared to 2.43% from the previous quarter. The ratio of the allowance for loan losses to NPLs held-in-portfolio decreased to 100.0% in the first quarter of 2018, compared to 107.1% in the previous quarter.
  The provision for loan losses for non-covered loans for the first quarter of 2018 remained essentially flat quarter-over-quarter at $69.3 million. The provision for loan losses for Popular U.S. included $11.8 million related to the taxi medallion portfolio, compared to $10.2 million for the previous quarter. The provision to net charge-offs ratio was 131.9% in the first quarter of 2018, compared to 74.7% in the previous quarter.

Non-Performing Assets
(Unaudited)
(In thousands)	31-Mar-18	31-Dec-17	31-Mar-17
Total non-performing loans held-in-portfolio, excluding covered loans	$606,796	$550,957	$575,613
Other real estate owned (“OREO”), excluding covered OREO	153,061	169,260	185,836
Total non-performing assets, excluding covered assets	759,857	720,217	761,449
Covered loans and OREO	18,928	22,948	33,866
Total non-performing assets	$778,785	$743,165	$795,315
Net charge-offs for the quarter (excluding covered loans)	$52,547	$93,675	$35,633

Ratios (excluding covered loans):
Non-covered loans held-in-portfolio	$24,087,937	$24,292,794	$22,734,721
Non-performing loans held-in-portfolio to loans held-in-portfolio	2.52%	2.27%	2.53%
Allowance for loan losses to loans held-in-portfolio	2.52	2.43	2.27
Allowance for loan losses to non-performing loans, excluding loans held-for-sale	100.03	107.12	89.77

Refer to Table H for additional information.
Provision for Loan Losses

(Unaudited)	Quarters ended
(In thousands)	31-Mar-18	31-Dec-17	31-Mar-17
Provision for loan losses:
BPPR	$56,718	$52,972	$31,478
Popular U.S.	12,615	17,029	10,579
Total provision for loan losses - non-covered loans	$69,333	$70,001	$42,057
Provision (reversal) for loan losses - covered loans	1,730	1,487	(1,359)
Total provision for loan losses	$71,063	$71,488	$40,698

Credit Quality by Segment
(Unaudited)
(In thousands)	Quarters ended
BPPR	31-Mar-18	31-Dec-17	31-Mar-17
Provision for loan losses	$56,718	$52,972	$31,478
Net charge-offs	41,227	59,118	32,945
Total non-performing loans held-in-portfolio, excluding covered loans	573,516	511,440	548,385
Allowance / non-covered loans held-in-portfolio	3.01%	2.87%	2.75%

	Quarters ended
Popular U.S.	31-Mar-18	31-Dec-17	31-Mar-17
Provision for loan losses	$12,615	$17,029	$10,579
Net charge-offs	11,320	34,557	2,688
Total non-performing loans held-in-portfolio	33,280	39,517	27,228
Allowance / non-covered loans held-in-portfolio	1.16%	1.16%	0.87%
Financial Condition Highlights

(Unaudited)
(In thousands)	31-Mar-18	31-Dec-17	31-Mar-17
Cash and money market investments	$7,264,086	$5,657,976	$3,993,572
Investment securities	10,733,010	10,482,971	9,511,124
Loans not covered under loss-sharing agreements with the FDIC	24,087,937	24,292,794	22,734,721
Loans covered under loss-sharing agreements with the FDIC	514,611	517,274	551,980
Total assets	45,756,761	44,277,337	40,259,282
Deposits	37,134,093	35,453,508	32,212,579
Borrowings	2,130,465	2,023,485	1,993,886
Total liabilities	40,691,852	39,173,432	35,069,069
Stockholders’ equity	5,064,909	5,103,905	5,190,213

Total assets increased by $1.5 billion from the fourth quarter of 2017, driven by:

  A net increase of $1.6 billion in cash and money market investments at BPPR, mainly due to an increase in demand and savings deposits; and
  an increase of $0.2 billion in debt securities available-for-sale, mainly due to purchases of U.S. Treasury securities, partially offset by pay-downs of, and unfavorable fair value changes in, mortgage-backed securities at BPPR.

These positive variances were partially offset by:

  A net decrease of $0.2 billion in non-covered loans held-in-portfolio, principally due to a decrease of $0.3 billion in mortgage loans at BPPR due to a reduction in loans rebooked which are subject to the GNMA repurchase option, partially offset by growth in commercial loans at Popular Bank by $0.1 billion.

Total liabilities increased by $1.5 billion from the fourth quarter of 2017, principally driven by:

  An increase of $1.7 billion in deposits mainly due to an increase in demand deposits and savings deposits at BPPR. Refer to Table G for additional information on deposits.

Partially offset by:

  A decrease of $0.3 billion in other liabilities at BPPR, mainly due to a decrease in the liability for GNMA loans sold with an option to repurchase.

Stockholders’ equity decreased by approximately $39.0 million from the fourth quarter of 2017, principally due to higher unrealized losses on debt securities available-for-sale by $115.0 million, declared dividends of $25.5 million on common stock and $0.9 million in dividends on preferred stock, partially offset by net income for the quarter of $91.3 million and a cumulative effect of an accounting change of $1.9 million.

Common equity tier-1 ratio (“CET1”), common equity per share and tangible book value per share were 16.83%, $49.07 and $42.61, respectively at March 31, 2018, compared to 16.30%, $49.51 and $43.02 at December 31, 2017. Refer to Table A for capital ratios.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including without limitation those about Popular’s business, financial condition, results of operations, plans, objectives, and future performance. These statements are not guarantees of future performance, are based on management’s current expectations and, by their nature, involve risks, uncertainties, estimates and assumptions. Potential factors, some of which are beyond the Corporation’s control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Risks and uncertainties include without limitation the effect of competitive and economic factors, and our reaction to those factors, the adequacy of the allowance for loan losses, delinquency trends, market risk and the impact of interest rate changes, capital market conditions, capital adequacy and liquidity, the effect of legal proceedings and new accounting standards on the Corporation’s financial condition and results of operations, the impact of Hurricanes Irma and Maria on us, the length of time and the receipt of any regulatory approvals necessary to consummate our acquisition and assumption of certain assets and liabilities related to Wells Fargo’s auto finance business in Puerto Rico, as well as the ability to successfully transition and integrate the business, unexpected costs, including, without limitation, costs due to exposure to any unrecorded liabilities or issues not identified during due diligence investigation of the business or that are not subject to indemnification or reimbursement, and risks that the business may suffer as a result of the transaction, including due to adverse effects on relationships with customers, employees and service providers. All statements contained herein that are not clearly historical in nature, are forward-looking, and the words “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project” and similar expressions, and future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, are generally intended to identify forward-looking statements.

More information on the risks and important factors that could affect the Corporation’s future results and financial condition is included in our Annual Report on Form 10-K for the year ended December 31, 2017 and in our Form 10-Q for the quarter ended March 31, 2018 to be filed with the SEC. Our filings are available on the Corporation’s website (www.popular.com) and on the Securities and Exchange Commission website (www.sec.gov). The Corporation assumes no obligation to update or revise any forward-looking statements or information which speak as of their respective dates.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks among the top 50 U.S. banks by assets. In Puerto Rico and the U.S. Virgin Islands, Popular provides retail, mortgage and commercial banking services through its principal banking subsidiary, Banco Popular de Puerto Rico, as well as auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the mainland United States, Popular provides retail, mortgage and commercial banking services through its New York-chartered banking subsidiary, Popular Bank, which has branches located in New York, New Jersey and Florida.

Conference Call

Popular will hold a conference call to discuss its financial results today Tuesday, April 24, 2018 at 11:00 a.m. Eastern Time. The call will be open to the public and broadcasted live over the Internet, and can be accessed through the Investor Relations section of the Corporation’s website: www.popular.com.

Listeners are recommended to go to the website at least 15 minutes prior to the call to download and install any necessary audio software. The call may also be accessed through a dial-in telephone number 1-866-235-1201 or 1-412-902-4127. There is no charge to access the call.

A replay of the webcast will be archived in Popular’s website. A telephone replay will be available one hour after the end of the conference call through Thursday, May 24, 2018. The replay dial-in is: 1-877-344-7529 or 1-412-317-0088. The replay passcode is 10118053.

An electronic version of this press release can be found at the Corporation’s website: www.popular.com.

Popular, Inc.
Financial Supplement to First Quarter 2018 Earnings Release

Table A - Selected Ratios and Other Information

Table B - Consolidated Statement of Operations

Table C - Consolidated Statement of Financial Condition

Table D - Consolidated Average Balances and Yield / Rate Analysis - QUARTER

Table E - Intentionally Left Blank (Consolidated Average Balances and Yield / Rate Analysis - YTD)

Table F - Mortgage Banking Activities & Other Service Fees

Table G - Loans and Deposits

Table H - Non-Performing Assets

Table I - Activity in Non-Performing Loans

Table J - Allowance for Credit Losses, Net Charge-offs and Related Ratios

Table K - Allowance for Loan Losses - Breakdown of General and Specific Reserves - CONSOLIDATED

Table L - Allowance for Loan Losses - Breakdown of General and Specific Reserves - PUERTO RICO OPERATIONS

Table M - Allowance for Loan Losses - Breakdown of General and Specific Reserves - POPULAR U.S. OPERATIONS

Table N - Reconciliation to GAAP Financial Measures

Table O - Financial Information - Westernbank Covered Loans

POPULAR, INC.
Financial Supplement to First Quarter 2018 Earnings Release
Table A - Selected Ratios and Other Information
(Unaudited)

	Quarters ended
	31-Mar-18	31-Dec-17	31-Mar-17
Basic EPS	$0.89	$(1.01)	$0.89
Diluted EPS	$0.89	$(1.01)	$0.89
Average common shares outstanding	101,696,343	101,695,868	102,932,989
Average common shares outstanding - assuming dilution	101,837,212	101,695,868	103,113,895
Common shares outstanding at end of period	102,189,914	102,068,981	101,956,740

Market value per common share	$41.62	$35.49	$40.73

Market capitalization - (In millions)	$4,253	$3,622	$4,153

Return on average assets	0.84%	(0.94%)	0.95%
	.	.
Return on average common equity	7.06%	(7.67%)	7.13%

Net interest margin	3.89%	3.90%	4.08%

Common equity per share	$49.07	$49.51	$50.41

Tangible common book value per common share (non-GAAP) [1]	$42.61	$43.02	$43.84

Tangible common equity to tangible assets (non-GAAP) [1]	9.66%	10.07%	11.29%

Tier 1 capital	16.83%	16.30%	16.34%

Total capital	19.77%	19.22%	19.34%

Tier 1 leverage	9.99%	10.02%	10.61%

Common Equity Tier 1 capital	16.83%	16.30%	16.34%
[1] Refer to Table N for reconciliation to GAAP financial measures.

POPULAR, INC.
Financial Supplement to First Quarter 2018 Earnings Release
Table B - Consolidated Statement of Operations
(Unaudited)
	Quarters ended		Variance	Quarter ended	Variance
			Q1 2018		Q1 2018
(In thousands, except per share information)	31-Mar-18	31-Dec-17	vs. Q4 2017	31-Mar-17	vs. Q1 2017
Interest income:
Loans	$373,584	$375,981	$(2,397)	$363,136	$10,448
Money market investments	22,285	18,262	4,023	6,573	15,712
Investment securities	57,209	51,090	6,119	46,286	10,923
Total interest income	453,078	445,333	7,745	415,995	37,083
Interest expense:
Deposits	38,688	36,957	1,731	33,757	4,931
Short-term borrowings	2,013	1,990	23	1,095	918
Long-term debt	19,330	19,170	160	19,045	285
Total interest expense	60,031	58,117	1,914	53,897	6,134
Net interest income	393,047	387,216	5,831	362,098	30,949
Provision for loan losses - non-covered loans	69,333	70,001	(668)	42,057	27,276
Provision (reversal) for loan losses - covered loans	1,730	1,487	243	(1,359)	3,089
Net interest income after provision for loan losses	321,984	315,728	6,256	321,400	584
Service charges on deposit accounts	36,455	33,827	2,628	39,536	(3,081)
Other service fees	60,602	48,443	12,159	56,175	4,427
Mortgage banking activities	12,068	(1,853)	13,921	11,369	699
Net (loss) gain, including impairment, on equity securities	(646)	50	(696)	162	(808)
Net (loss) profit on trading account debt securities	(198)	(137)	(61)	(278)	80
Adjustments (expense) to indemnity reserves on loans sold	(2,926)	(11,075)	8,149	(1,966)	(960)
FDIC loss-share (expense) income	(8,027)	2,614	(10,641)	(8,257)	230
Other operating income	16,169	14,262	1,907	19,128	(2,959)
Total non-interest income	113,497	86,131	27,366	115,869	(2,372)
Operating expenses:
Personnel costs
Salaries	78,397	78,339	58	78,376	21
Commissions, incentives and other bonuses	21,316	14,847	6,469	20,078	1,238
Pension, postretirement and medical insurance	9,929	10,297	(368)	9,377	552
Other personnel costs, including payroll taxes	16,210	14,822	1,388	15,909	301
Total personnel costs	125,852	118,305	7,547	123,740	2,112
Net occupancy expenses	22,802	23,899	(1,097)	20,776	2,026
Equipment expenses	17,206	16,465	741	15,970	1,236
Other taxes	10,902	10,815	87	10,969	(67)
Professional fees
Collections, appraisals and other credit related fees	3,058	3,254	(196)	3,823	(765)
Programming, processing and other technology services	51,305	50,496	809	48,091	3,214
Legal fees, excluding collections	5,763	3,225	2,538	3,296	2,467
Other professional fees	22,859	22,557	302	14,040	8,819
Total professional fees	82,985	79,532	3,453	69,250	13,735
Communications	5,906	5,224	682	5,949	(43)
Business promotion	12,009	18,287	(6,278)	11,576	433
FDIC deposit insurance	6,920	7,456	(536)	6,493	427
Other real estate owned (OREO) expenses	6,131	7,328	(1,197)	12,818	(6,687)
Credit and debit card processing, volume, interchange and other expenses	4,608	6,853	(2,245)	5,532	(924)
Other operating expenses
Operational losses	9,924	11,639	(1,715)	7,536	2,388
All other	14,432	13,808	624	18,364	(3,932)
Total other operating expenses	24,356	25,447	(1,091)	25,900	(1,544)
Amortization of intangibles	2,325	2,344	(19)	2,345	(20)
Total operating expenses	322,002	321,955	47	311,318	10,684
Income before income tax	113,479	79,904	33,575	125,951	(12,472)
Income tax expense	22,155	182,058	(159,903)	33,006	(10,851)
Net income (loss)	$91,324	$(102,154)	$193,478	$92,945	$(1,621)
Net income (loss) applicable to common stock	$90,393	$(103,085)	$193,478	$92,014	$(1,621)
Net income (loss) per common share - basic	$0.89	$(1.01)	$1.90	$0.89	$-
Net income (loss) per common share - diluted	$0.89	$(1.01)	$1.90	$0.89	$-
Dividends Declared per Common Share	$0.25	$0.25	$-	$0.25	$-

Popular, Inc.
Financial Supplement to First Quarter 2018 Earnings Release
Table C - Consolidated Statement of Financial Condition
(Unaudited)
				Variance
				Q1 2018 vs.
(In thousands)	31-Mar-18	31-Dec-17	31-Mar-17	Q4 2017
Assets:
Cash and due from banks	$280,077	$402,857	$340,225	$(122,780)
Money market investments	6,984,009	5,255,119	3,653,347	1,728,890
Trading account debt securities, at fair value	42,386	33,926	43,430	8,460
Debt securities available-for-sale, at fair value	10,420,589	10,176,923	9,195,668	243,666
Debt securities held-to-maturity, at amortized cost	104,817	107,019	109,524	(2,202)
Equity securities	165,218	165,103	162,502	115
Loans held-for-sale, at lower of cost or fair value	77,701	132,395	85,309	(54,694)
Loans held-in-portfolio:
Loans not covered under loss-sharing agreements with the FDIC	24,224,793	24,423,427	22,858,556	(198,634)
Loans covered under loss-sharing agreements with the FDIC	514,611	517,274	551,980	(2,663)
Less: Unearned income	136,856	130,633	123,835	6,223
Allowance for loan losses	640,578	623,426	544,496	17,152
Total loans held-in-portfolio, net	23,961,970	24,186,642	22,742,205	(224,672)
FDIC loss-share asset	44,469	45,192	58,793	(723)
Premises and equipment, net	544,109	547,142	548,995	(3,033)
Other real estate not covered under loss-sharing agreements with the FDIC	153,061	169,260	185,836	(16,199)
Other real estate covered under loss-sharing agreements with the FDIC	15,333	19,595	29,926	(4,262)
Accrued income receivable	157,340	213,844	128,018	(56,504)
Mortgage servicing assets, at fair value	166,281	168,031	193,698	(1,750)
Other assets	1,978,760	1,991,323	2,111,806	(12,563)
Goodwill	627,294	627,294	627,294	-
Other intangible assets	33,347	35,672	42,706	(2,325)
Total assets	$45,756,761	$44,277,337	$40,259,282	$1,479,424
Liabilities and Stockholders’ Equity:
Liabilities:
Deposits:
Non-interest bearing	$8,698,610	$8,490,945	$7,262,328	$207,665
Interest bearing	28,435,483	26,962,563	24,950,251	1,472,920
Total deposits	37,134,093	35,453,508	32,212,579	1,680,585
Assets sold under agreements to repurchase	380,061	390,921	434,714	(10,860)
Other short-term borrowings	186,200	96,208	1,200	89,992
Notes payable	1,564,204	1,536,356	1,557,972	27,848
Other liabilities	1,427,294	1,696,439	862,604	(269,145)
Total liabilities	40,691,852	39,173,432	35,069,069	1,518,420
Stockholders’ equity:
Preferred stock	50,160	50,160	50,160	-
Common stock	1,043	1,042	1,041	1
Surplus	4,300,936	4,298,503	4,261,346	2,433
Retained earnings	1,261,775	1,194,994	1,286,706	66,781
Treasury stock	(86,167)	(90,142)	(89,128)	3,975
Accumulated other comprehensive loss, net of tax	(462,838)	(350,652)	(319,912)	(112,186)
Total stockholders’ equity	5,064,909	5,103,905	5,190,213	(38,996)
Total liabilities and stockholders’ equity	$45,756,761	$44,277,337	$40,259,282	$1,479,424

Popular, Inc.
Financial Supplement to First Quarter 2018 Earnings Release
Table D - Consolidated Average Balances and Yield / Rate Analysis - QUARTER
(Unaudited)

	Quarter ended			Quarter ended			Quarter ended			Variance			Variance
	31-Mar-18			31-Dec-17			31-Mar-17			Q1 2018 vs. Q4 2017			Q1 2018 vs. Q1 2017
($ amounts in millions; yields
not on a taxable equivalent	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
basis)	balance	Expense	Rate	balance	Expense	Rate	balance	Expense	Rate	balance	Expense	Rate	balance	Expense	Rate
Assets:
Interest earning assets:
Money market, trading and investment securities	$16,748	$79.5	1.91%	$15,666	$69.3	1.76%	$12,423	$52.9	1.71%	$1,082	$10.2	0.15%	$4,325	$26.6	0.20%
Loans not covered under loss-sharing agreements with the FDIC:
Commercial	10,409	134.1	5.22	10,291	130.0	5.01	9,704	118.8	4.97	118	4.1	0.21	705	15.3	0.25
Construction	905	13.6	6.10	859	12.6	5.82	821	10.9	5.41	46	1.0	0.28	84	2.7	0.69
Mortgage	6,492	82.7	5.09	6,460	83.0	5.14	6,606	88.4	5.35	32	(0.3)	(0.05)	(114)	(5.7)	(0.26)
Consumer	3,785	94.9	10.17	3,772	102.6	10.79	3,704	95.2	10.43	13	(7.7)	(0.62)	81	(0.3)	(0.26)
Lease financing	819	12.3	5.99	781	11.8	6.04	708	11.6	6.54	38	0.5	(0.05)	111	0.7	(0.55)
Total loans (excluding WB loans)	22,410	337.6	6.09	22,163	340.0	6.1	21,543	324.9	6.09	247	(2.4)	(0.01)	867	12.7	-
WB loans	1,663	35.9	8.74	1,667	36.0	8.59	1,810	38.2	8.53	(4)	(0.1)	0.15	(147)	(2.3)	0.21
Total loans	24,073	373.5	6.27	23,830	376.0	6.27	23,353	363.1	6.28	243	(2.5)	-	720	10.4	(0.01)
Total interest earning assets	$40,821	$453.0	4.48%	$39,496	$445.3	4.49%	$35,776	$416.0	4.69%	$1,325	$7.7	(0.01)%	$5,045	$37.0	(0.21)%
Allowance for loan losses	(634)			(644)			(542)			10			(92)
Other non-interest earning assets	4,063			4,400			4,312			(337)			(249)
Total average assets	$44,250			$43,252			$39,546			$998			$4,704

Liabilities and Stockholders' Equity:
Interest bearing deposits:
NOW and money market	$11,194	$11.5	0.42%	$11,023	$10.1	0.36%	$8,516	$8.5	0.41%	$171	$1.4	0.06%	$2,678	$3.0	0.01%
Savings	8,744	5.2	0.24	8,457	5.3	0.25	8,041	4.9	0.25	287	(0.1)	(0.01)	703	0.3	(0.01)
Time deposits	7,697	22.0	1.16	7,545	21.6	1.13	7,756	20.4	1.06	152	0.4	0.03	(59)	1.6	0.10
Total interest-bearing deposits	27,635	38.7	0.57	27,025	37.0	0.54	24,313	33.8	0.56	610	1.7	0.03	3,322	4.9	0.01
Borrowings	2,041	21.3	4.21	2,060	21.1	4.11	2,025	20.1	4.00	(19)	0.2	0.10	16	1.2	0.21
Total interest-bearing liabilities	29,676	60.0	0.82	29,085	58.1	0.80	26,338	53.9	0.83	591	1.9	0.02	3,338	6.1	(0.01)
Net interest spread			3.66%			3.69%			3.86%			(0.03)%			(0.20)%
Non-interest bearing deposits	8,434			7,880			7,027			554			1,407
Other liabilities	898			908			896			(10)			2
Stockholders' equity	5,242			5,379			5,285			(137)			(43)
Total average liabilities and stockholders' equity	$44,250			$43,252			$39,546			$998			$4,704

Net interest income / margin non-taxable equivalent basis		$393.0	3.89%		$387.2	3.90%		$362.1	4.08%		$5.8	(0.01)%		$30.9	(0.19)%

Popular, Inc.
Financial Supplement to First Quarter 2018 Earnings Release
Table E - Consolidated Average Balances and Yield / Rate Analysis - YEAR-TO-DATE

[THIS PAGE INTENTIONALLY LEFT BLANK]

Financial Supplement to First Quarter 2018 Earnings Release
Table F - Mortgage Banking Activities and Other Service Fees
(Unaudited)

Mortgage Banking Activities
	Quarters ended			Variance
				Q1 2018	Q1 2018
(In thousands)	31-Mar-18	31-Dec-17	31-Mar-17	vs. Q4 2017	vs. Q1 2017
Mortgage servicing fees, net of fair value adjustments:
Mortgage servicing fees	$12,456	$9,815	$13,452	$2,641	$(996)
Mortgage servicing rights fair value adjustments	(4,307)	(12,257)	(5,954)	7,950	1,647
Total mortgage servicing fees, net of fair value adjustments	8,149	(2,442)	7,498	10,591	651
Net gain on sale of loans, including valuation on loans held-for-sale	1,057	213	5,381	844	(4,324)
Trading account profit (loss):
Unrealized (losses) gains on outstanding derivative positions	(221)	288	(40)	(509)	(181)
Realized gains (losses) on closed derivative positions	3,083	88	(1,470)	2,995	4,553
Total trading account profit (loss)	2,862	376	(1,510)	2,486	4,372
Total mortgage banking activities	$12,068	$(1,853)	$11,369	$13,921	$699

Other Service Fees
	Quarters ended			Variance
				Q1 2018	Q1 2018
(In thousands)	31-Mar-18	31-Dec-17	31-Mar-17	vs. Q4 2017	vs. Q1 2017
Other service fees:
Debit card fees	$11,638	$9,243	$11,543	$2,395	$95
Insurance fees	12,599	11,538	12,805	1,061	(206)
Credit card fees	21,683	13,304	18,276	8,379	3,407
Sale and administration of investment products	5,355	5,581	5,082	(226)	273
Trust fees	5,097	5,297	4,955	(200)	142
Other fees	4,230	3,480	3,514	750	716
Total other service fees	$60,602	$48,443	$56,175	$12,159	$4,427

Popular, Inc.
Financial Supplement to First Quarter 2018 Earnings Release
Table G - Loans and Deposits
(Unaudited)

Loans - Ending Balances
				Variance
				Q1 2018 vs.	Q1 2018 vs.
(In thousands)	31-Mar-18	31-Dec-17	31-Mar-17	Q4 2017	Q1 2017
Loans not covered under FDIC loss-sharing agreements:
Commercial	$11,468,507	$11,488,861	$10,811,700	$(20,354)	$656,807
Construction	893,391	880,029	831,305	13,362	62,086
Legacy [1]	31,167	32,980	40,688	(1,813)	(9,521)
Lease financing	838,383	809,990	719,643	28,393	118,740
Mortgage	7,064,644	7,270,407	6,627,987	(205,763)	436,657
Consumer	3,791,845	3,810,527	3,703,398	(18,682)	88,447
Total non-covered loans held-in-portfolio	$24,087,937	$24,292,794	$22,734,721	$(204,857)	$1,353,216
Loans covered under FDIC loss-sharing agreements	514,611	517,274	551,980	(2,663)	(37,369)
Total loans held-in-portfolio	$24,602,548	$24,810,068	$23,286,701	$(207,520)	$1,315,847
Loans held-for-sale:
Mortgage	77,701	132,395	85,309	(54,694)	(7,608)
Total loans held-for-sale	$77,701	$132,395	$85,309	$(54,694)	$(7,608)
Total loans	$24,680,249	$24,942,463	$23,372,010	$(262,214)	$1,308,239
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. segment.
Deposits - Ending Balances
				Variance
				Q1 2018 vs.	Q1 2018 vs.
(In thousands)	31-Mar-18	31-Dec-17	31-Mar-17	Q4 2017	Q1 2017
Demand deposits [1]	$12,698,538	$12,460,081	$10,136,435	$238,457	$2,562,103
Savings, NOW and money market deposits (non-brokered)	16,225,871	15,054,242	13,939,838	1,171,629	2,286,033
Savings, NOW and money market deposits (brokered)	414,441	424,307	423,339	(9,866)	(8,898)
Time deposits (non-brokered)	7,655,903	7,411,140	7,508,726	244,763	147,177
Time deposits (brokered CDs)	139,340	103,738	204,241	35,602	(64,901)
Total deposits	$37,134,093	$35,453,508	$32,212,579	$1,680,585	$4,921,514
[1] Includes interest and non-interest bearing demand deposits.

Popular, Inc.
Financial Supplement to First Quarter 2018 Earnings Release
Table H - Non-Performing Assets
(Unaudited)
							Variance
		As a % of		As a % of		As a % of
		loans HIP by		loans HIP by		loans HIP by	Q1 2018 vs.	Q1 2018 vs.
(Dollars in thousands)	31-Mar-18	category	31-Dec-17	category	31-Mar-17	category	Q4 2017	Q1 2017
Non-accrual loans:
Commercial	$158,279	1.4%	$165,065	1.4%	$179,241	1.7%	$(6,786)	$(20,962)
Construction	4,293	0.5	-	-	-	-	4,293	4,293
Legacy [1]	3,137	10.1	3,039	9.2	3,335	8.2	98	(198)
Lease financing	3,957	0.5	2,974	0.4	2,444	0.3	983	1,513
Mortgage	369,614	5.2	321,549	4.4	331,339	5.0	48,065	38,275
Consumer	67,516	1.8	58,330	1.5	59,254	1.6	9,186	8,262
Total non-performing loans held-in-
portfolio, excluding covered loans	606,796	2.5%	550,957	2.3%	575,613	2.5%	55,839	31,183
Other real estate owned (“OREO”),
excluding covered OREO	153,061		169,260		185,836		(16,199)	(32,775)
Total non-performing assets,
excluding covered assets	759,857		720,217		761,449		39,640	(1,592)
Covered loans and OREO	18,928		22,948		33,866		(4,020)	(14,938)
Total non-performing assets [2]	$778,785		$743,165		$795,315		$35,620	$(16,530)
Accruing loans past due 90 days or more [3]	$1,129,792		$1,225,149		$408,346		$(95,357)	$721,446
Ratios excluding covered loans:
Non-performing loans held-in-portfolio
to loans held-in-portfolio	2.52%		2.27%		2.53%
Allowance for loan losses to loans
held-in-portfolio	2.52		2.43		2.27
Allowance for loan losses to
non-performing loans, excluding loans
held-for-sale	100.03		107.12		89.77
Ratios including covered loans:
Non-performing assets to total assets	1.70%		1.68%		1.98%
Non-performing loans held-in-portfolio
to loans held-in-portfolio	2.48		2.23		2.49
Allowance for loan losses to loans
held-in-portfolio	2.60		2.51		2.34
Allowance for loan losses to non-performing
loans, excluding loans held-for-sale	104.95		112.47		93.95
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. segment.
[2] There were no non-performing loans held-for-sale as of March 31, 2018, December 31, 2017 and March 31, 2017.
[3] It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to non-performing since the principal repayment is insured. The balance of these loans during March 31, 2018 and December 31, 2017 increased mainly to the rebooking of loans previously pooled into GNMA securities. Under the GNMA program, issuers such as BPPR have the option but not the obligation to repurchase loans that are 90 days or more past due. For accounting purposes, these loans subject to the repurchase option are required to be reflected on the financial statements of BPPR with an offsetting liability. While the borrowers for our serviced GNMA portfolio benefited from the loan payment moratorium, the delinquency status of these loans continued to be reported to GNMA without considering the moratorium. These balances include $194 million of residential mortgage loans insured by FHA or guaranteed by the VA that are no longer accruing interest as of March 31, 2018 (December 31, 2017 - $178 million; March 31, 2017 - $173 million). Furthermore, the Corporation has approximately $57 million in reverse mortgage loans which are guaranteed by FHA, but which are currently not accruing interest. Due to the guaranteed nature of the loans, it is the Corporation's policy to exclude these balances from non-performing assets (December 31, 2017 - $58 million; March 31, 2017 - $59 million).

Popular, Inc.
Financial Supplement to First Quarter 2018 Earnings Release
Table I - Activity in Non-Performing Loans
(Unaudited)

Commercial loans held-in-portfolio:
	Quarter ended			Quarter ended
	31-Mar-18			31-Dec-17
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$161,226	$3,839	$165,065	$160,043	$5,309	$165,352
Plus:
New non-performing loans	15,179	680	15,859	22,975	1,662	24,637
Less:
Non-performing loans transferred to OREO	(2,674)	-	(2,674)	(254)	-	(254)
Non-performing loans charged-off	(4,789)	(231)	(5,020)	(9,456)	-	(9,456)
Loans returned to accrual status / loan collections	(11,810)	(3,141)	(14,951)	(12,082)	(3,132)	(15,214)
Ending balance NPLs	$157,132	$1,147	$158,279	$161,226	$3,839	$165,065

Construction loans held-in-portfolio:
	Quarter ended			Quarter ended
	31-Mar-18			31-Dec-17
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$-	$-	$-	$99	$-	$99
Plus:
New non-performing loans	4,177	-	4,177	-	-	-
Advances on existing non-performing loans	116	-	116	-	-	-
Less:
Loans returned to accrual status / loan collections	-	-	-	(99)	-	(99)
Ending balance NPLs	$4,293	$-	$4,293	$-	$-	$-

Mortgage loans held-in-portfolio:
	Quarter ended			Quarter ended
	31-Mar-18			31-Dec-17
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$306,697	$14,852	$321,549	$337,967	$14,348	$352,315
Plus:
New non-performing loans	108,075	2,955	111,030	1,583	6,622	8,205
Advances on existing non-performing loans	-	-	-	-	662	662
Less:
Non-performing loans transferred to OREO	(2,512)	-	(2,512)	(1,085)	-	(1,085)
Non-performing loans charged-off	(11,474)	(33)	(11,507)	(18,101)	(60)	(18,161)
Loans returned to accrual status / loan collections	(42,819)	(6,127)	(48,946)	(13,667)	(6,720)	(20,387)
Ending balance NPLs	$357,967	$11,647	$369,614	$306,697	$14,852	$321,549

Legacy loans held-in-portfolio:
	Quarter ended			Quarter ended
	31-Mar-18			31-Dec-17
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$-	$3,039	$3,039	$-	$3,268	$3,268
Plus:
New non-performing loans	-	128	128	-	-	-
Advances on existing non-performing loans	-	4	4	-	-	-
Less:
Loans returned to accrual status / loan collections	-	(34)	(34)	-	(229)	(229)
Ending balance NPLs	$-	$3,137	$3,137	$-	$3,039	$3,039

Total non-performing loans held-in-portfolio (excluding consumer and covered loans):
	Quarter ended			Quarter ended
	31-Mar-18			31-Dec-17
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$467,923	$21,730	$489,653	$498,109	$22,925	$521,034
Plus:
New non-performing loans	127,431	3,763	131,194	24,558	8,284	32,842
Advances on existing non-performing loans	116	4	120	-	662	662
Less:
Non-performing loans transferred to OREO	(5,186)	-	(5,186)	(1,339)	-	(1,339)
Non-performing loans charged-off	(16,263)	(264)	(16,527)	(27,557)	(60)	(27,617)
Loans returned to accrual status / loan collections	(54,629)	(9,302)	(63,931)	(25,848)	(10,081)	(35,929)
Ending balance NPLs	$519,392	$15,931	$535,323	$467,923	$21,730	$489,653

Popular, Inc.
Financial Supplement to First Quarter 2018 Earnings Release
Table J - Allowance for Credit Losses, Net Charge-offs and Related Ratios
(Unaudited)

	Quarter ended					Quarter ended					Quarter ended
	31-Mar-18					31-Dec-17					31-Mar-17
	Non-covered		Covered			Non-covered		Covered			Non-covered		Covered
(Dollars in thousands)	loans		loans	Total		loans		loans	Total		loans		loans	Total
Balance at beginning of period	$590,182		$33,244	$623,426		$613,856		$33,057	$646,913		$510,301		$30,350	$540,651
Provision (reversal) for loan losses	69,333		1,730	71,063		70,001		1,487	71,488		42,057		(1,359)	40,698
	659,515		34,974	694,489		683,857		34,544	718,401		552,358		28,991	581,349
Net loans charged-off (recovered):
BPPR
Commercial	3,943		-	3,943		8,450		-	8,450		2,638		-	2,638
Construction	(208)		-	(208)		(59)		-	(59)		(144)		-	(144)
Lease financing	1,993		-	1,993		3,024		-	3,024		813		-	813
Mortgage	13,244		1,364	14,608		23,565		1,315	24,880		13,555		1,128	14,683
Consumer	22,255		-	22,255		24,138		(15)	24,123		16,083		92	16,175
Total BPPR	41,227		1,364	42,591		59,118		1,300	60,418		32,945		1,220	34,165

Popular U.S.
Commercial	6,830		-	6,830		30,981		-	30,981		(463)		-	(463)
Construction	-		-	-		(7)		-	(7)		-		-	-
Legacy [1]	(331)		-	(331)		(647)		-	(647)		(488)		-	(488)
Mortgage	(304)		-	(304)		56		-	56		(104)		-	(104)
Consumer	5,125		-	5,125		4,174		-	4,174		3,743		-	3,743
Total Popular U.S.	11,320		-	11,320		34,557		-	34,557		2,688		-	2,688
Total loans charged-off - Popular, Inc.	52,547		1,364	53,911		93,675		1,300	94,975		35,633		1,220	36,853
Balance at end of period	$606,968		$33,610	$640,578		$590,182		$33,244	$623,426		$516,725		$27,771	$544,496

POPULAR, INC.
Annualized net charge-offs to average loans held-in-portfolio	0.90%			0.90%		1.61%			1.60%		0.63%			0.63%
Provision for loan losses to net charge-offs	1.32	x		1.32	x	0.75	x		0.75	x	1.18	x		1.10	x

BPPR
Annualized net charge-offs to average loans held-in-portfolio	0.96%			0.96%		1.38%			1.37%		0.77%			0.78%
Provision for loan losses to net charge-offs	1.38	x		1.37	x	0.90	x		0.90	x	0.96	x		0.88	x

Popular U.S.
Annualized net charge-offs (recoveries) to average loans held-in-portfolio				0.72%					2.26%					0.19%
Provision for loan losses to net charge-offs (recoveries)				1.11	x				0.49	x				3.94	x
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. segment.

Popular, Inc.
Financial Supplement to First Quarter 2018 Earnings Release
Table K - Allowance for Loan Losses - Breakdown of General and Specific Reserves - CONSOLIDATED
(Unaudited)

31-Mar-18
						Lease
(Dollars in thousands)		Commercial	Construction	Legacy [2]	Mortgage	financing	Consumer	Total [3]
Specific ALLL		$45,028	$474	$-	$46,915	$448	$24,150	$117,015
Impaired loans	[1]	$352,064	$4,293	$-	$519,922	$1,361	$103,583	$981,223
Specific ALLL to impaired loans	[1]	12.79%	11.04%	-%	9.02%	32.92%	23.31%	11.93%
General ALLL		$191,353	$9,275	$652	$111,113	$12,464	$165,096	$489,953
Loans held-in-portfolio, excluding impaired loans	[1]	$11,116,443	$889,098	$31,167	$6,544,722	$837,022	$3,688,262	$23,106,714
General ALLL to loans held-in-portfolio, excluding impaired loans	[1]	1.72%	1.04%	2.09%	1.70%	1.49%	4.48%	2.12%
Total ALLL		$236,381	$9,749	$652	$158,028	$12,912	$189,246	$606,968
Total non-covered loans held-in-portfolio	[1]	$11,468,507	$893,391	$31,167	$7,064,644	$838,383	$3,791,845	$24,087,937
ALLL to loans held-in-portfolio	[1]	2.06%	1.09%	2.09%	2.24%	1.54%	4.99%	2.52%
[1] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.
[2] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. reportable segment.
[3] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. As of March 31, 2018, the general allowance on the covered loans amounted to $33.6 million.

31-Dec-17
						Lease
(Dollars in thousands)		Commercial	Construction	Legacy [2]	Mortgage	financing	Consumer	Total [3]
Specific ALLL		$36,982	$-	$-	$48,832	$475	$22,802	$109,091
Impaired loans	[1]	$323,455	$-	$-	$518,275	$1,456	$104,237	$947,423
Specific ALLL to impaired loans	[1]	11.43%	-%	-%	9.42%	32.62%	21.88%	11.51%
General ALLL		$178,683	$8,362	$798	$114,790	$11,516	$166,942	$481,091
Loans held-in-portfolio, excluding impaired loans	[1]	$11,165,406	$880,029	$32,980	$6,752,132	$808,534	$3,706,290	$23,345,371
General ALLL to loans held-in-portfolio, excluding impaired loans	[1]	1.60%	0.95%	2.42%	1.70%	1.42%	4.50%	2.06%
Total ALLL		$215,665	$8,362	$798	$163,622	$11,991	$189,744	$590,182
Total non-covered loans held-in-portfolio	[1]	$11,488,861	$880,029	$32,980	$7,270,407	$809,990	$3,810,527	$24,292,794
ALLL to loans held-in-portfolio	[1]	1.88%	0.95%	2.42%	2.25%	1.48%	4.98%	2.43%
[1] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.
[2] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. reportable segment.
[3] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. As of December 31, 2017, the general allowance on the covered loans amounted to $33.2 million.

Variance
						Lease
(Dollars in thousands)		Commercial	Construction	Legacy	Mortgage	financing	Consumer	Total
Specific ALLL		$8,046	$474	$-	$(1,917)	$(27)	$1,348	$7,924
Impaired loans		$28,609	$4,293	$-	$1,647	$(95)	$(654)	$33,800
General ALLL		$12,670	$913	$(146)	$(3,677)	$948	$(1,846)	$8,862
Loans held-in-portfolio, excluding impaired loans		$(48,963)	$9,069	$(1,813)	$(207,410)	$28,488	$(18,028)	$(238,657)
Total ALLL		$20,716	$1,387	$(146)	$(5,594)	$921	$(498)	$16,786
Total non-covered loans held-in-portfolio		$(20,354)	$13,362	$(1,813)	$(205,763)	$28,393	$(18,682)	$(204,857)

Popular, Inc.
Financial Supplement to First Quarter 2018 Earnings Release
Table L - Allowance for Loan Losses - Breakdown of General and Specific Reserves - PUERTO RICO OPERATIONS
(Unaudited)

31-Mar-18
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$45,028	$474	$44,419	$448	$22,955	$113,324
General ALLL non-covered loans	143,494	2,183	108,882	12,464	153,248	420,271
ALLL - non-covered loans	188,522	2,657	153,301	12,912	176,203	533,595
Specific ALLL covered loans	-	-	-	-	-	-
General ALLL covered loans	-	-	33,422	-	188	33,610
ALLL - covered loans	-	-	33,422	-	188	33,610
Total ALLL	$188,522	$2,657	$186,723	$12,912	$176,391	$567,205
Loans held-in-portfolio:
Impaired non-covered loans	$352,064	$4,293	$510,849	$1,361	$97,730	$966,297
Non-covered loans held-in-portfolio, excluding impaired loans	6,770,732	89,565	5,844,857	837,022	3,231,207	16,773,383
Non-covered loans held-in-portfolio	7,122,796	93,858	6,355,706	838,383	3,328,937	17,739,680
Impaired covered loans	-	-	-	-	-	-
Covered loans held-in-portfolio, excluding impaired loans	-	-	500,683	-	13,928	514,611
Covered loans held-in-portfolio	-	-	500,683	-	13,928	514,611
Total loans held-in-portfolio	$7,122,796	$93,858	$6,856,389	$838,383	$3,342,865	$18,254,291

31-Dec-17
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$36,982	$-	$46,354	$475	$21,849	$105,660
General ALLL non-covered loans	134,549	1,286	112,727	11,516	152,366	412,444
ALLL - non-covered loans	171,531	1,286	159,081	11,991	174,215	518,104
Specific ALLL covered loans	-	-	-	-	-	-
General ALLL covered loans	-	-	32,521	-	723	33,244
ALLL - covered loans	-	-	32,521	-	723	33,244
Total ALLL	$171,531	$1,286	$191,602	$11,991	$174,938	$551,348
Loans held-in-portfolio:
Impaired non-covered loans	$323,455	$-	$509,033	$1,456	$99,180	$933,124
Non-covered loans held-in-portfolio, excluding impaired loans	6,942,444	95,369	6,067,746	808,534	3,230,841	17,144,934
Non-covered loans held-in-portfolio	7,265,899	95,369	6,576,779	809,990	3,330,021	18,078,058
Impaired covered loans	-	-	-	-	-	-
Covered loans held-in-portfolio, excluding impaired loans	-	-	502,929	-	14,345	517,274
Covered loans held-in-portfolio	-	-	502,929	-	14,345	517,274
Total loans held-in-portfolio	$7,265,899	$95,369	$7,079,708	$809,990	$3,344,366	$18,595,332

Variance
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$8,046	$474	$(1,935)	$(27)	$1,106	$7,664
General ALLL non-covered loans	8,945	897	(3,845)	948	882	7,827
ALLL - non-covered loans	16,991	1,371	(5,780)	921	1,988	15,491
Specific ALLL covered loans	-	-	-	-	-	-
General ALLL covered loans	-	-	901	-	(535)	366
ALLL - covered loans	-	-	901	-	(535)	366
Total ALLL	$16,991	$1,371	$(4,879)	$921	$1,453	$15,857
Loans held-in-portfolio:
Impaired non-covered loans	$28,609	$4,293	$1,816	$(95)	$(1,450)	$33,173
Non-covered loans held-in-portfolio, excluding impaired loans	(171,712)	(5,804)	(222,889)	28,488	366	(371,551)
Non-covered loans held-in-portfolio	(143,103)	(1,511)	(221,073)	28,393	(1,084)	(338,378)
Impaired covered loans	-	-	-	-	-	-
Covered loans held-in-portfolio, excluding impaired loans	-	-	(2,246)	-	(417)	(2,663)
Covered loans held-in-portfolio	-	-	(2,246)	-	(417)	(2,663)
Total loans held-in-portfolio	$(143,103)	$(1,511)	$(223,319)	$28,393	$(1,501)	$(341,041)

Popular, Inc.
Financial Supplement to First Quarter 2018 Earnings Release
Table M - Allowance for Loan Losses - Breakdown of General and Specific Reserves - POPULAR U.S. OPERATIONS
(Unaudited)

31-Mar-18
Popular U.S.
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$-	$-	$-	$2,496	$1,195	$3,691
General ALLL	47,859	7,092	652	2,231	11,848	69,682
Total ALLL	$47,859	$7,092	$652	$4,727	$13,043	$73,373
Loans held-in-portfolio:
Impaired loans	$-	$-	$-	$9,073	$5,853	$14,926
Loans held-in-portfolio, excluding impaired loans	4,345,711	799,533	31,167	699,865	457,055	6,333,331
Total loans held-in-portfolio	$4,345,711	$799,533	$31,167	$708,938	$462,908	$6,348,257

31-Dec-17
Popular U.S.
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$-	$-	$-	$2,478	$953	$3,431
General ALLL	44,134	7,076	798	2,063	14,576	68,647
Total ALLL	$44,134	$7,076	$798	$4,541	$15,529	$72,078
Loans held-in-portfolio:
Impaired loans	$-	$-	$-	$9,242	$5,057	$14,299
Loans held-in-portfolio, excluding impaired loans	4,222,962	784,660	32,980	684,386	475,449	6,200,437
Total loans held-in-portfolio	$4,222,962	$784,660	$32,980	$693,628	$480,506	$6,214,736

Variance
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$-	$-	$-	$18	$242	$260
General ALLL	3,725	16	(146)	168	(2,728)	1,035
Total ALLL	$3,725	$16	$(146)	$186	$(2,486)	$1,295
Loans held-in-portfolio:
Impaired loans	$-	$-	$-	$(169)	$796	$627
Loans held-in-portfolio, excluding impaired loans	122,749	14,873	(1,813)	15,479	(18,394)	132,894
Total loans held-in-portfolio	$122,749	$14,873	$(1,813)	$15,310	$(17,598)	$133,521

Popular, Inc.
Financial Supplement to First Quarter 2018 Earnings Release
Table N - Reconciliation to GAAP Financial Measures
(Unaudited)

(In thousands, except share or per share information)	31-Mar-18	31-Dec-17	31-Mar-17
Total stockholders’ equity	$5,064,909	$5,103,905	$5,190,213
Less: Preferred stock	(50,160)	(50,160)	(50,160)
Less: Goodwill	(627,294)	(627,294)	(627,294)
Less: Other intangibles	(33,347)	(35,672)	(42,706)
Total tangible common equity	$4,354,108	$4,390,779	$4,470,053
Total assets	$45,756,761	$44,277,337	$40,259,282
Less: Goodwill	(627,294)	(627,294)	(627,294)
Less: Other intangibles	(33,347)	(35,672)	(42,706)
Total tangible assets	$45,096,120	$43,614,371	$39,589,282
Tangible common equity to tangible assets	9.66%	10.07%	11.29%
Common shares outstanding at end of period	102,189,914	102,068,981	101,956,740
Tangible book value per common share	$42.61	$43.02	$43.84

Popular, Inc.
Financial Supplement to First Quarter 2018 Earnings Release
Table O - Financial Information - Westernbank Loans
(Unaudited)

Revenues (Expenses)
	Quarters ended
(In thousands)	31-Mar-18	31-Dec-17	Variance
Interest income on WB loans	$35,942	$36,012	$(70)
FDIC loss-share (expense) income:
Amortization of indemnification asset	(934)	(407)	(527)
80% mirror accounting on credit impairment losses [1]	104	1,191	(1,087)
80% mirror accounting on reimbursable expenses	537	222	315
80% mirror accounting on recoveries on covered assets, including rental income on OREOs,
subject to reimbursement to the FDIC	(1,658)	(427)	(1,231)
Change in true-up payment obligation	(6,112)	2,018	(8,130)
Other	36	17	19
Total FDIC loss-share (expense) income	(8,027)	2,614	(10,641)
Total income	27,915	38,626	(10,711)
Provision for loan losses- WB loans	21,699	2,501	19,198
Total income less provision for loan losses	$6,216	$36,125	$(29,909)
[1] Reductions in expected cash flows for ASC 310-30 loans, which may impact the provision for loan losses, may consider reductions in both principal and interest cash flow expectations. The amount covered under the FDIC loss-sharing agreement for interest not collected from borrowers is limited under the agreement (approximately 90 days); accordingly, these amounts are not subject fully to the 80% mirror accounting.

Non-personnel operating expenses
	Quarters ended [1][2]
(In thousands)	31-Mar-18	31-Dec-17	Variance
Professional fees	$475	$111	$364
OREO expenses	810	1,154	(344)
Other operating expenses	1,641	1,694	(53)
Total operating expenses	$2,926	$2,959	$(33)
[1] Includes expenses related to loans subject, and not subject, to the FDIC loss-sharing agreements.
[2] Expense reimbursements from the FDIC may be recorded with a time lag, since these are claimed upon the event of loss or charge-off of the loans which may occur in a subsequent period.

Quarterly average assets
	Quarters ended
(In millions)	31-Mar-18	31-Dec-17	Variance
Loans	$1,663	$1,667	$(4)
FDIC loss-share asset	45	48	(3)

Activity in the carrying amount and accretable yield of loans accounted for under ASC 310-30

	Quarters ended
	31-Mar-18		31-Dec-17
	Accretable	Carrying amount	Accretable	Carrying amount
(In thousands)	yield	of loans	yield	of loans
Beginning balance	$880,715	$1,592,921	$909,329	$1,588,547
Accretion	(35,008)	35,008	(34,435)	34,435
Changes in expected cash flows	28,668	-	5,821	-
Collections / loan sales / charge-offs	-	(52,786)	-	(30,061)
Ending balance[1]	874,375	1,575,143	880,715	1,592,921
Allowance for loan losses - ASC 310-30 loans	-	(89,763)	-	(70,129)
Ending balance, net of allowance for loan losses	$874,375	$1,485,380	$880,715	$1,522,792

[1] The carrying amount of loans acquired from Westernbank and accounted for under ASC 310-30 which remain subject to the loss-sharing agreement with the FDIC amounted to approximately $505 million as of March 31, 2018 and $507 million as of December 31, 2017.

Activity in the carrying amount of the FDIC indemnity asset
		Quarters ended
(In thousands)		31-Mar-18		31-Dec-17
Balance at beginning of period		$46,316		$49,394
Amortization		(934)		(407)
Credit impairment losses to be covered under loss-sharing agreements		104		1,191
Reimbursable expenses to be covered under loss-sharing agreements		537		222
Net payments from FDIC under loss-sharing agreements		(364)		(4,084)
Balance at end of period		45,659		46,316
Balance due to the FDIC for recoveries on covered assets		(1,190)		(1,124)
Net balance of indemnity asset and amounts due from the FDIC		$44,469		$45,192

Activity in the remaining FDIC loss-share asset amortization (discount)

		Quarters ended
(In thousands)		31-Mar-18		31-Dec-17
Balance at beginning of period [1]		$1,562		$(2,557)
Amortization [2]		(934)		(407)
Impact of change in projected losses		2,465		4,526
Balance at end of period		$3,093		$1,562
[1] Positive balance represents negative discount (debit to assets), while a negative balance represents a discount (credit to assets).
[2] Amortization results in a negative impact to non-interest income, while accretion results in a positive impact to non-interest income, particularly FDIC loss-share (expense) income.

CONTACT:
Popular, Inc.
Investor Relations:
Brett Scheiner, 212-417-6721
Investor Relations Officer
BScheiner@BPOP.com
or
Media Relations:
Teruca Rullán, 787-281-5170
Mobile: 917-679-3596
Senior Vice President, Corporate Communications